Exhibit 10.22

LICENSE AGREEMENT

This License Agreement is between Roger Harris and Mark Dunnett (collectively, “LICENSOR”), and Natural Alternatives International, Inc. (“LICENSEE”), and is made with reference to the following recitals:

RECITALS

A.	LICENSOR is the owner of the Patent Application identified below, and of the technology and materials described therein, along with rights in related technology and materials.

B.	LICENSEE, by letter agreement dated December , 1996, has agreed to pay LICENSOR £57,000 to conduct further research studies as to the efficacy of the technology and materials described below.

C.	LICENSEE desires to secure, and LICENSOR is willing to grant, a license to manufacture, use, sell, and offer for sale products coming within the scope of such patent or using such technology and materials, in accordance with the terms and conditions of this Agreement and in consideration for such research support.

AGREEMENTS

In consideration of the covenants and obligations set forth below, LICENSOR and LICENSEE agree as follows:

1.	DEFINITIONS

1.1 Agreement. “Agreement” means this License Agreement.

1.2 Biological Matter. “Biological Matter” means the materials, substances, organisms, components, and products comprising Compound X, a substance used to enhance the work capacity of muscle, as further described in Appendix A.

1.3 Derivative Matter. “Derivative Matter” means any material, substance, organism, component, or product incorporating, derived from, developed from, based upon, or made from, the Biological Matter.

1.4 Improvement. “Improvement” means any alteration or modification of any Invention, but such that the altered or modified version comes within any claim of the Licensed Rights.

1.5 Invention. “Invention” means the structure, materials, design, concepts, techniques, and processes embodied in the Licensed Rights.

1.6 Know-how. “Know-How” means the technical information of LICENSOR relating to the Invention and Licensed Products, including all samples, sources of supply, documentation, and other similar tangible and intangible information and property in LICENSOR’s possession or control useful in the manufacture, use, or sale of Licensed Products.

1.7 Legal Action. “Legal Action” means any legal or equitable suit, proceeding, action, or arbitration.

1.8 Licensed Animal Field. “Licensed Animal Field” means use of the Biological Matter and Derivative Matter to treat dogs, horses and camels.

1.9 Licensed Field. “Licensed Field” means use of the Biological Matter and Derivative Matter to treat humans and such other organisms as the Parties may agree from time to time, and includes the Licensed Animal Field.

1.10 Licensed Rights. “Licensed Rights” means all foreign and domestic patents or patent-like rights, including but not limited to a pending UK Patent Application, and all continuation and continuations-in-part applications, divisional applications, reissue patents, and extensions having a priority date based on such UK Patent Application, that cover or claim the use, manufacture, or sale of the Biological Matter and/or Derivative Matter.

1.11 Licensed Products. “Licensed Products” means any machine, manufacture, or composition of matter (1) made in accordance with or incorporating the teachings of any Invention and covered in whole or in part by any of the claims of the Licensed Rights, or (2) incorporating any Know-how, or (3) incorporating or made from Biological Matter and/or Derivative Matter.

1.12 Manufacture. “Manufacture” means make or have made.

1.13 Net Receipts. “Net Receipts” means the total amounts of money or other consideration received or earned by LICENSEE from all Transfers of Licensed Products, less the following amounts if itemized separately from the Transfer price: tax, duty, tariff, or other governmental charge on the making, having made, use, transportation, or Transfer of the Licensed Products.

1.14 Parties, Party. “Parties” means LICENSOR and LICENSEE, collectively. “Party” means either LICENSOR or LICENSEE.

1.15 Territory. “Territory” means the entire world.

1.16 Transfer. “Transfer” means any sale, lease, rental, or other commercial disposition, with or without consideration, to any party not related to LICENSEE.

2.	LICENSE

2.1 Grant. Except as provided by ¶2.3 below, LICENSOR grants to LICENSEE, and LICENSEE accepts, an exclusive, non-transferrable license under the Licensed Rights and Know-how to Manufacture, use, offer for sale, and/or Transfer Licensed Products in the Territory for the Licensed Field, from the Effective Date of this Agreement (as defined in ¶9.16) to the end of the Term of this Agreement (as defined in ¶7.1).

2.2 Sublicenses. LICENSEE shall have the right to sublicense the rights granted to LICENSEE under this Agreement to any other entity, other than a company related to LICENSEE. LICENSOR shall have the right of prior approval of any sublicense for the Licensed Animal Rights, which approval shall not be unreasonably withheld. If LICENSOR does not object in writing within 15 days after receiving a copy of a proposed sublicense, approval shall be deemed to have been given. LICENSEE agrees that every sublicense agreement shall contain a statement setting forth the date upon which LICENSEE’s exclusive rights under this Agreement expire. LICENSEE agrees to forward to LICENSOR a copy of any and all fully executed sublicense agreements.

2.3 Reservation of Rights to LICENSOR. Notwithstanding any provision of this Agreement to the contrary, LICENSOR shall have the right under the Licensed Rights and Know-how to Manufacture, and use Licensed Products for LICENSOR’s own use and consumption.

2.4 Exploitation of the Licensed Rights. LICENSEE shall use reasonable business efforts to exploit the Licensed Rights and Know-how to Manufacture, use, offer to sell, and Transfer Licensed Products.

2.5 Permits. LICENSEE shall be responsible for obtaining, at its cost, any permits, licenses, authorizations, or approvals required or necessary by any government or other entity (1) to Manufacture, use, offer to sell, or Transfer any Licensed Products, or (2) to enter into this Agreement.

2.6 Marking Requirement. LICENSEE agrees to mark Licensed Products made by or on behalf of LICENSEE with the patent number or numbers of the Licensed Rights. The notice shall be directly applied to the Licensed Products, or when, from the character of the Licensed Products this cannot be done, by fixing to the Licensed Products or their packaging a label containing a like notice.

2.7 Trademarks and Corporate Name. LICENSEE agrees that it will not, without LICENSOR’s express written permission, (1) use any LICENSOR owned trade name, trademark, trade device, service mark, symbol, or other identification, or any abbreviation, contraction, or simulation thereof, or (2) represent (directly or indirectly) that any product or service of LICENSEE is a product or service of LICENSOR, or is made in accordance with or utilizes any materials, information, or documentation of LICENSOR. However, LICENSEE may mark Licensed Products with a notice that such products are made under a license from LICENSOR.

3.	OBLIGATIONS OF LICENSOR

3.1 Technical Assistance. Within 30 days after execution of this Agreement, LICENSOR shall deliver the Transfer Package to LICENSEE. If LICENSEE requires technical assistance in manufacturing Licensed Products, LICENSOR agrees to supply such assistance at a time and place to be agreed upon.

4.	ROYALTIES & FEES

4.1 Patent Fees. LICENSEE shall pay all costs and fees required to obtain the Licensed Rights and to maintain any domestic and foreign patents or patent-like rights. The Parties shall agree on each jurisdiction where counterpart patent applications are to be filed.

4.2 Agreement for Royalties. LICENSEE agrees to pay LICENSOR a royalty at the following rates:

4.2.1 A rate as set forth in Column A of the Table below on all Net Receipts from Transfers by LICENSEE of Licensed Products made or used in, or imported into, any part of the Territory where Licensed Rights are formally recognized by the relevant legal authorities.

4.2.2 In consideration of the license granted by this Agreement for LICENSOR’s Know-how and the delivery of the Transfer Package to LICENSEE, and solely during the Term of this Agreement, a rate as set forth in Column B of the Table below on all Net Receipts from Transfers by LICENSEE of Licensed Products made or used in, or imported into, any part of the Territory where Licensed Rights are not, or are no longer, formally recognized by the relevant legal authorities.

4.2.3 Only a single royalty shall be paid with respect to any Transfer of a unit of any Licensed Product. If multiple royalty rates could apply, the actual royalty rate shall be the first possible rate that could apply.

Licensed Products for:	A Transfers covered by Licensed Rights		B Transfers not covered by Licensed Rights
	For annually cumulated (i.e., reset each year) Net Receipts (in millions of U.S. dollars) of:
All purposes	<$1	6.0%	<$1	2.50%
	$1 to $2.5	5.0%	$1 to $2.5	2.25%
	$2.5 to $5	4.5%	$2.5 to $5	2.00%
	$5 to $10	4.0%	$5 to $10	1.75%
	>$10	3.5%	>$10	1.50%

4.3 Sublicensee Royalties. From any royalties actually received by LICENSEE from its sublicensees for Transfers of Licensed Products, LICENSEE shall pay LICENSOR an amount equal to 50% of the sum that LICENSEE would otherwise have paid in royalties under Section 4.2 if LICENSEE had directly made such Transfers.

4.4 Sublicense Revenues. With respect to sublicenses granted under this Agreement, LICENSEE shall pay to LICENSOR 50% of all fees and lump sum payments, including but not limited to technology access fees and license issue fees, but excluding royalties.

4.5 Payment. The royalty on the Transfer of each Licensed Product is earned on the earlier of (1) the day on which LICENSEE ships the Licensed Product to a distributor or customer, or (2)

the day on which LICENSEE invoices the Licensed Product. Each royalty payment to LICENSOR must be paid within 30 days after the end of the calendar quarter in which the royalty is earned. Royalties earned on Licensed Products for which refunds, credits, or allowances are given or made by LICENSEE shall be credited against future royalties due to LICENSOR. Royalties shall be paid in U.S. dollars. For those Transfers of Licensed Products made by LICENSEE in other currencies, the Net Receipts shall be converted to U.S. dollars in accordance with the exchange rates published in the Wall Street Journal at the end of the respective royalty period.

4.6 No Royalty Reductions. LICENSEE’s royalty obligations shall be exclusive of, and shall not be reduced or offset by, any charges now or hereafter imposed on the Manufacture, use, transportation, or Transfer of the Licensed Products, such as (1) shipping or insurance charges; (2) taxes of any nature (including, but not limited to, withholding taxes) imposed by any taxing jurisdiction within or outside of the United States; and/or (3) duties or tariffs. Such charges shall be borne by, and shall be the sole responsibility of, LICENSEE. LICENSOR shall, upon written request of LICENSEE, furnish to LICENSEE any applicable exemption or reduced rate withholding tax certificates provided that LICENSEE has provided blank copies of such exemption certificates to LICENSOR. LICENSEE shall further indemnify and hold LICENSOR harmless against any liability arising from the failure to make any deduction for any such charges.

4.7 Statements. With each royalty payment, LICENSEE must submit to LICENSOR a statement of: (1) the number of Transfers of Licensed Products from all sources during the applicable period, (2) the total of the Net Receipts during the applicable period, and (3) a clear computation of the royalty payment.

4.8 Sublicensee Statements. Once each year, LICENSEE shall forward to LICENSOR a copy of any reports received by LICENSEE from its sublicensees during the previous 12 month period reasonably necessary for conducting a royalty accounting of such sublicensees.

4.9 Interest. If any royalty, charge, or fee to be paid by LICENSEE under this Agreement becomes delinquent, it shall bear interest until paid in full with the interest. The interest will be compounded annually and will accrue at the lesser of (1) the highest annual rate allowed under applicable law at the time the outstanding amount becomes delinquent, or (2) 0.0005 multiplied by the outstanding amount per day of delinquency.

4.10 Inspection. LICENSEE agrees to keep or have kept separate and adequately detailed accounting records of all Transfers of Licensed Products, whether such Transfers are made by LICENSEE or by a sublicensee. Such accounting records shall be kept for a minimum of 2 years. During the term of this Agreement and for one year thereafter, LICENSOR or its agents have the right to inspect the relevant accounting records of LICENSEE and its sublicensees to verify the accuracy of the royalties paid or payable to LICENSOR. All inspected information shall be kept in confidence from third parties. LICENSOR must give at least 10 days’ written notice to LICENSEE or its sublicensees before any inspection, and may not inspect more than twice in any 12 month period. All inspections must be during ordinary business hours, and shall be conducted so as to not unreasonably interfere with normal business activities. If any inspection discloses that the amount of royalties paid to LICENSOR is incorrect in either LICENSOR’s or

LICENSEE’s favor, then any amount due to either Party must be paid within 10 days by the other Party. If LICENSOR’s inspection demonstrates that the royalties paid for the period in question are less than 95% of the correct amount owing, LICENSEE shall be liable for LICENSOR’s cost of inspection. Otherwise, LICENSOR must pay all of LICENSOR’s costs for any inspection.

5.	IMPROVEMENTS

5.1 By LICENSEE. If LICENSEE makes any Improvement to the Invention during the term of this Agreement, that Improvement shall be considered to be governed by the license granted by this Agreement for the Licensed Rights. In addition, LICENSEE agrees to grant back to LICENSOR a royalty free, paid-up, non-exclusive, world-wide, unrestricted license to use all such Improvements for research purposes.

5.2 By LICENSOR. If LICENSOR makes or acquires any Improvement to the Invention, LICENSOR shall promptly disclose the Improvement to LICENSEE, and that Improvement shall be considered to be governed by the license granted by this Agreement for the Licensed Rights.

5.3 By LICENSOR. If LICENSOR patents any Improvement to the Invention within 5 years after the Effective Date of this Agreement, LICENSOR shall promptly disclose any issued patent covering the Improvement to LICENSEE, and that patent shall be considered to be governed by the license granted by this Agreement for the Licensed Rights. LICENSEE shall not be obligated to pay to LICENSOR any additional royalty or fee for the Manufacture, use, Transfer, or practice of any such patented Improvement beyond the royalties provided for in Section 4 above with respect to Licensed Products.

5.4 Rights to Biological & Derivative Matter. Notwithstanding any contrary provision of this Agreement, LICENSOR shall own all rights (including intellectual property rights) to the Biological Matter and all Derivative Matter. LICENSEE shall assist LICENSOR in obtaining and/or maintaining patents and similar rights to any Derivative Matter developed by LICENSEE if LICENSOR, in its sole discretion, shall so request. LICENSEE shall sign all documents and do all other things necessary to obtain and/or maintain such rights, to assign them to LICENSOR, and to protect them against infringement by other entities. The obligations of this Paragraph are continuing and survive the termination or completion of this Agreement.

6.	ENFORCEMENT OF PATENT RIGHTS

6.1 Obligation to Enforce. For as long as LICENSEE’s license under the Licensed Rights is exclusive, LICENSEE has the obligation to pursue (by Legal Action or otherwise) infringers of the Licensed Rights if, within 180 days of each infringer being given notice or having knowledge of such infringement, LICENSEE has not been able to cause the infringer to cease infringement. LICENSEE shall promptly advise LICENSOR of all notices of infringement within such 180 day period, and of all other entities that LICENSEE believes are infringers. LICENSOR shall promptly advise LICENSEE of the same information that LICENSOR has obtained. LICENSEE is not required to proceed with Legal Action against any infringer that is selling less than 100 infringing units per year in the United States. Further, LICENSEE is only required to pursue one patent infringement Legal Action at any one time. However, LICENSEE shall notify LICENSOR of all known infringers selling less than 100 commercial units per year, and of any infringers that

LICENSEE is not pursuing because of a pending Legal Action. If there is any disagreement between LICENSOR and LICENSEE as to whether or not infringement by a third party exists, either Party may submit the issue to arbitration in accordance with ¶9.1 below.

6.2 Costs of Enforcement by LICENSEE. All costs, disbursements, and expenses of any Legal Action brought by LICENSEE shall be borne by LICENSEE. LICENSEE shall advise LICENSOR of all such costs, disbursement, and expenses semiannually after commencement of each Legal Action. If any recovery or payment results from any such Legal Action, LICENSEE shall be reimbursed for all costs, disbursements, and expenses incurred by LICENSEE therein, and thereafter 10% of any remaining amount shall be paid to LICENSOR.

6.3 Assistance by LICENSOR. LICENSOR agrees to assist LICENSEE with respect to any Legal Action brought by LICENSEE relating to the enforcement of the Licensed Rights. LICENSOR shall be entitled to receive reimbursement of any reasonable out-of-pocket expenses incurred by it in rendering such assistance, and LICENSOR shall be kept currently advised of the status and activities of all such Legal Actions.

6.4 LICENSOR’s Option to Enforce. LICENSOR shall have the option to pursue (by Legal Action or otherwise) infringers of the Licensed Rights against whom LICENSEE is not required to bring Legal Action under ¶6.1 above.

6.5 Costs of Enforcement by LICENSOR. All costs, disbursements, and expenses of any Legal Action brought by LICENSOR shall be borne by LICENSOR. If any recovery or payment results from any such Legal Action, LICENSOR shall retain all such recovery or payments.

6.6 Assistance by LICENSEE. LICENSEE agrees to assist LICENSOR with respect to any Legal Action brought by LICENSOR relating to the enforcement of the Licensed Rights. LICENSEE shall be entitled to receive reimbursement of any reasonable out-of-pocket expenses incurred by it in rendering such assistance, and LICENSEE shall be kept currently advised of the status and activities of all such Legal Actions.

7.	TERM & TERMINATION

7.1 Term. The original Term of this Agreement shall be for 5 years from the Effective Date of this Agreement.

7.2 Renewal. This Agreement shall be renewed automatically for from year to year after the original Term, unless one Party gives written notice of termination to the other Party at least 60 days before the end of the original Term or of any one-year renewal term. The original Term and any extension Term shall be subject to early termination under the provisions of this Section.

7.3 By Mutual Agreement. The Parties may mutually agree in writing to terminate this Agreement, and all rights and licenses granted under this Agreement, at any time.

7.4 Option at Default. LICENSOR, at its option, may immediately terminate this Agreement and all rights and licenses granted under this Agreement if LICENSEE defaults in the performance of any material obligation and if the default has not been remedied within 30 days after written notice to LICENSEE describing the default. LICENSEE’s failure to pay when due any amount payable under this Agreement shall constitute a default in the performance of a material obligation of this Agreement.

7.5 Option at Financial Distress. LICENSOR, at its option, may immediately terminate this Agreement and all rights and licenses granted under this Agreement (1) upon the liquidation or dissolution of LICENSEE, or (2) if LICENSEE ceases to be actively engaged in business or financially capable of fulfilling its obligations under this Agreement.

7.6 Accrued Royalties Payable. Within 30 days after any termination of this Agreement, LICENSEE must pay all royalties accrued up to the date of termination, and provide an accounting for the final period.

7.7 Rights re Inventory. Notwithstanding any contrary provision of this Agreement, LICENSEE shall have the right for a period of 90 days to dispose of any Licensed Products (including in-process products) in its possession or control at the date of termination. However, LICENSEE must make all royalty payments relating to such Licensed Products as are otherwise required by this Agreement. Within 30 days after any termination, LICENSEE shall provide LICENSOR with a report of LICENSEE’s current inventory of Licensed Products as of the date of termination.

7.8 No Obligation to Refund. At no time shall LICENSOR be required to refund any money paid to LICENSOR under this Agreement.

8.	REPRESENTATIONS AND DISCLAIMER OF WARRANTIES

8.1 Representation re Ownership. LICENSOR represents that it is the sole owner of the Licensed Rights, that LICENSOR has not granted any other entity any right or license under the Licensed Rights, and that LICENSOR has the right to grant the exclusive license given to LICENSEE by this Agreement.

8.2 No Warranty re Usefulness. LICENSOR makes no warranty or representation that LICENSEE can successfully use the Licensed Rights to make Licensed Products.

8.3 No Warranty re Infringement. LICENSEE acknowledges that this Agreement grants LICENSEE a limited license under the Licensed Rights, and that LICENSOR makes no representations that any Licensed Product will not infringe the intellectual property rights of any third party.

8.4 DISCLAIMER OF WARRANTIES. LICENSOR DOES NOT WARRANT THAT THE Transfer Package IS SUFFICIENT TO MAKE, USE, OR SELL THE Licensed Products OR TO EXPLOIT THE Invention OR Know-how. LICENSOR MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE Transfer Package OR ANY Licensed Products DESCRIBED IN THIS AGREEMENT, OR AS TO THE QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR ANY PURPOSE OF THE Transfer Package OR ANY Licensed Products.

8.5 Exclusion and Limitation of Liability. In no event shall LICENSOR be liable to LICENSEE or any third party for direct, indirect, consequential, incidental, or punitive damages, lost profits or lost savings, resulting from any defect in or use of any Licensed Product. In no event shall LICENSOR be liable to LICENSEE for indirect, consequential, incidental, or punitive damages, lost profits or lost savings, for any breach of this Agreement.

8.6 Indemnification by LICENSEE. LICENSEE agrees to indemnify, defend, and hold harmless LICENSOR, and each of its employees and agents, from and against any and all liabilities, costs, expenses, damages, losses, actions, causes of action, and the like arising from or relating to (directly or indirectly) any determination that LICENSOR is liable for any direct, indirect, consequential, incidental, or punitive damages, or lost profits or lost savings, resulting from any Manufacture, marketing, Transfers, or use of, or defect in, any Licensed Products. The indemnification required by this Paragraph shall include the payment of all attorneys’ fees and other expenses (not limited to taxable costs) incurred in settling or defending any threatened or actual Legal Action.

9.	GENERAL TERMS AND CONDITIONS

9.1 Arbitration. All disputes between the Parties concerning (1) the terms and conditions of this Agreement and involving less than $50,000, or (2) enforcement of the Licensed Rights against third parties (but excluding any issue about the validity of the Licensed Rights), shall be subject to expedited binding arbitration outside of the American Arbitration Association (“AAA”) before an attorney or expert who is knowledgeable and experienced in the patent field, and who is selected by mutual agreement of the Parties. A Party shall commence arbitration by delivering written notice to the other Party. If the Parties fail to agree on an arbitrator within 30 days after notice of a commencement of arbitration is delivered, arbitration shall be by the AAA, subject to the rules of the AAA then in effect, except that, in any case, the arbitrator shall provide for discovery in accordance with the Federal Rules of Civil Procedure and Federal Rules of Evidence for a period of 120 days following the selection of the arbitrator. Questions relating to such discovery shall be determined by the arbitrator. Until a determination is made in the arbitration, each Party shall share equally in the payment of the expenses of the arbitrator, and LICENSEE shall continue to pay to LICENSOR all royalties required by this Agreement. Judgment upon the award rendered in any arbitration may be entered in any court having jurisdiction of the matter.

9.2 Attorneys’ Fees. If any arbitration, litigation, or other legal proceeding occurs between the Parties relating to this Agreement, the prevailing Party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses, including attorneys’ fees, incurred in the proceeding.

9.3 Relationship of the Parties. This Agreement does not constitute a partnership agreement, nor does it create a joint venture or agency relationship between the Parties. Neither Party shall hold itself out contrary to the terms of this Paragraph. It is specifically understood that each Party is an independent contractor and shall not be considered an employee, agent, or consultant of the other Party. Neither Party shall be liable for the representations, acts, or omissions of the other Party contrary to the terms of this Agreement.

9.4 Notices. Unless otherwise provided for in this Agreement, all notices or other communications required or permitted under this Agreement must be in writing and either personally delivered or sent in any fashion that provides written proof of actual delivery by a third party. The effective date of delivery shall be considered to be the next business day after actual delivery. Until written notice to the contrary is given, the addresses of the Parties are as shown on the signature page of this Agreement.

9.5 Waiver and Amendment. No waiver, amendment, or modification of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom the waiver, amendment, or modification is sought to be enforced. No failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of the right, power, or remedy. No waiver of any provision, condition, or breach of this Agreement shall be construed as a waiver of any other provision, condition, or breach.

9.6 Assignment. This Agreement is binding upon and inures to the benefit of the successors and assigns of the Parties. However, without the prior written consent of LICENSOR (which consent shall not be unreasonably withheld), LICENSEE may not assign or transfer its rights or obligations under this Agreement, whether by (1) assignment or contract, (2) transfer by operation of law, or (3) transfer of a majority ownership interest in LICENSEE to another party, or merger of its equity, assets, or operations with another party in a manner such that the other party succeeds or would succeed to LICENSEE’s rights under this Agreement by operation of law or contract.

9.7 No Third Party Rights. Except as provided in ¶8.6 above with respect to agents and employees of LICENSOR, this Agreement is not for the benefit of any third party, and shall not be deemed to grant any right or remedy to any third party, whether or not referred to in this Agreement.

9.8 Interpretation. The section and paragraph headings of this Agreement are intended as a convenience only, and shall not be used to interpret its provisions. Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

9.9 Ambiguities. The Parties have reviewed this Agreement, and have either had this Agreement reviewed by legal counsel or declined to do so. Accordingly, no rule of preferential interpretation for the non-drafting party shall be applied to this Agreement.

9.10 Severability. If any provision of this Agreement is finally held by a court or arbitration panel of competent jurisdiction to be unlawful, the remaining provisions of this Agreement shall remain in full force and effect to the extent that the intent of the Parties can be enforced.

9.11 Governing Law and Forum. The validity, construction, and performance of this Agreement is governed by the laws of California. Suit or arbitration with respect to this Agreement may be brought only in California. The Parties agree to submit to personal jurisdiction in California.

9.12 Further Assurances. The Parties agree to execute any and all agreements and documents in connection with this Agreement in order to complete and fulfill the terms of this Agreement. Where this Agreement provides that documents are to be signed and/or filed, such shall be done within a reasonable time after the signing of this Agreement.

9.13 Signature Authority. The persons executing this Agreement warrant that they have the right, power, legal capacity, and appropriate authority to enter into this Agreement on behalf of the Party for which they have signed below.

9.14 Publicity. The Parties shall be free to publicize the existence of this Agreement after the Effective Date of this Agreement. However, each Party shall use its best efforts not to disclose specific clauses (particularly those clauses relating to payment of license fees or royalties) to any third party during the term of this Agreement, except as required by law, or by governmental regulation, requirement or order, or as may be required to establish its rights under this Agreement.

9.15 Counterparts. For the convenience of the Parties, this Agreement may be executed in multiple counterparts. Each Party shall deliver to every other Party a signed original of the counterpart executed by such Party. Each Party’s signature page to a counterpart may be appended to any other counterpart to produce a complete document with all signatures. Each executed counterpart shall be considered an original of one and the same agreement if each Party has executed at least one counterpart.

9.16 Effective Date. The Effective Date of this Agreement shall be the date by which all Parties have signed at least one counterpart of this Agreement.

9.17 Entire Agreement. This Agreement, including all referenced attachments, constitutes the complete and final agreement between the Parties, and supersedes all prior negotiations, agreements, and understandings between the Parties concerning its subject matter.

AGREED:

LICENSOR		LICENSEE

Natural Alternatives International, Inc.
1185 Linda Vista Drive
San Marcos, CA 92069

/s/ Roger Harris		/s/ Mark A. LeDoux
Roger Harris		Mark A. LeDoux
Inventor		CEO
address:	4 Armstrong Close
	NewMarket Suffolk, UK, CB88HD	Date: April 28, 1997

Date: 19/4/97

/s/ Mark Dunnett
Mark Dunnett
Inventor
address:	78 Highwood Rd. Gazeley
NewMarket, Suffolk, UK, CB88RJ

Date: 19/04/97

APPENDIX A

Description of Compound X

1.	Beta-alanine

2.	Beta-alanine and Creatine

3.	Beta-alanine, Creatine and L-Histidine

4.	Active derivatives of Beta-alanine or L-Histidine

5.	Beta-alanine or L-Histidine as individual amino acids, components of Dipeptides, Oligopeptides or Polypeptides